Exhibit 99.1

NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.gohastings.com

Hastings Entertainment, Inc. Reports Results for the First Quarter of Fiscal 2013

•	Positive Free Cash Flow of $5.9 million for the three months ending April 30, 2013.

•	Debt reduced by $5.3 million from the beginning of fiscal 2013.

•	Restructuring charge of $1.4 million recognized during first quarter of fiscal 2013.

AMARILLO, Texas, May 20, 2013—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the first quarter ended April 30, 2013. Net loss was approximately $2.2 million, or $0.27 per diluted share, for the first quarter of fiscal 2013, compared to net earnings of $0.8 million, or $0.10 per diluted share, for the first quarter of fiscal 2012.

Reconciliations of non-GAAP financial measures to comparable GAAP financial measures are included in the tables following the financial statements in this release.

“Our revenues continue to be negatively impacted by the popularity of digital delivery, rental kiosks and subscription based services, as well as the longevity of the current video game console life-cycle,” said John H. Marmaduke, Chief Executive Officer and Chairman. “As we have previously disclosed, one of our strategic initiatives is the introduction of new product categories which includes consumer electronics, music electronics and accessories, hobby, recreation and lifestyle, vinyl and tablets. The majority of these products are included in our Electronics category which had a comparable sales increase of 18.4% for the first quarter of fiscal 2013 which is on top of a 13.1% comparable sales increase for the first quarter of fiscal 2012. This was driven by the forty-four stores that were reset during fiscal 2012 and had an increase in sales of approximately 40% in the reset categories when compared to the rest of our superstores that have not had a reset. Additionally, the five stores which were reset by the first week of April during the current quarter of fiscal 2013 had an increase of approximately 41% when compared to our superstores that have not had a reset. We are encouraged by the performance of these new products and plan to reset sixty stores during fiscal 2013 which will give us a total of 104 stores by the end of fiscal 2013. Finally, we continue to see increases in our Trends and Hardback Café categories.

“In order to reduce our SG&A expenses in light of our lower revenue base, we underwent a restructuring of our corporate store support center which included staff reduction, department consolidation and the termination of four of our eight corporate officers. The total cost of this restructuring was approximately $1.4 million which we recognized during the first quarter of fiscal 2013.

“With the current and expected future success of our new product categories, along with the expected launch of new game consoles in the latter half of our current fiscal year, we anticipate a reduction in our pre-tax losses during fiscal 2013 when compared to fiscal 2012 and a return to profitability in the not too distant future.”

Financial Results for the First Quarter of Fiscal Year 2013

Revenues. Total revenues for the first quarter decreased approximately $6.4 million, or 5.5%, to $109.1 million compared to $115.5 million for the first quarter of fiscal 2012. As of April 30, 2013, we operated 4 fewer superstores, as compared to April 30, 2012. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended April 30,
	2013		2012		Decrease
	Revenues	Percent Of Total	Revenues	Percent Of Total	Dollar	Percent
Merchandise Revenue	$94,800	86.9%	$99,519	86.2%	$(4,719)	-4.7%
Rental Revenue	14,213	13.0%	15,826	13.7%	(1,613)	-10.2%
Gift Card Breakage Revenue	114	0.1%	142	0.1%	(28)	-19.7%

Total Revenues	$109,127	100.0%	$115,487	100.0%	$(6,360)	-5.5%

Comparable-store revenues (“Comp”)

Total	-4.7%
Merchandise	-4.0%
Rental	-9.0%

Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended April 30,
	2013	2012
Electronics	18.4%	13.1%
Hardback Café	9.1%	6.8%
Trends	7.9%	12.7%
Movies	3.9%	-3.7%
Consumables	-5.5%	-0.5%
Books	-8.4%	-0.8%
Music	-13.1%	-9.4%
Games	-21.6%	-21.3%

Electronics Comps increased 18.4% for the quarter, resulting primarily from our new product categories which were introduced in forty-four stores during fiscal year 2012 and five additional stores by the first week of April 2013. Continued sales growth in headphones, home electronics, refurbished televisions, tablets and tablet and phone accessories contributed to the positive electronics comps. Hardback Café Comps increased 9.1% for the quarter, primarily due to increased sales in hot beverages and blended coffee drinks, which can be attributed to the success of the Mocha Madness promotional campaign during the quarter. Trends Comps increased 7.9% for the quarter, primarily due to increased sales of boutique gift items and action figures and recreation and lifestyles and hobby products, such as exercise accessories, airsoft and paintball guns and model rockets. Movie Comps increased 3.9% for the quarter, primarily due to strong sales in new DVDs, Blu-rays and boxed sets and an overall stronger slate of new releases as compared to the first quarter of fiscal 2012. Consumable Comps decreased 5.5% for the quarter, primarily due to lower sales of bottled drinks and assorted snacks. The decrease in sales of bottled drinks resulted from having fewer promotional pricing events. Books Comps decreased 8.4% for the quarter, primarily due to a weaker new release schedule for new books as compared to the first quarter of fiscal 2012 which included strong sales from the Hunger Games trilogy. Music Comps decreased 13.1% during the quarter, primarily resulting from lower sales of new and used CDs and the increasing popularity of digital delivery. Video Game Comps decreased 21.6% for the quarter, primarily resulting from lower sales of new and used video games and video game hardware and accessories. The longevity of the current console cycle continues to contribute to weak overall sales in the video game industry.

Rental Comps decreased 9.0% during the quarter, primarily due to fewer rentals of DVDs and video games, partially offset by an increase in rentals of Blu-ray movies. Rental Video Comps decreased 7.4% for the quarter and continue to be impacted by competitor rental kiosks and subscription-based rental services. Rental Video Game Comps, which continue to be affected by the longevity of the current console cycle, decreased 22.0%.

Gross Profit – Merchandise. For the first quarter, total merchandise gross profit dollars decreased approximately $1.6 million, or 5.0%, to $30.4 million from $32.0 million for the same period in the prior year, primarily due to a decrease in revenue and a slight decrease in margin rates. As a percentage of total merchandise revenue, merchandise gross profit decreased to 32.0% for the quarter compared to 32.1% for the same period in the prior year. The decrease in gross profit rate resulted primarily from a shift in mix of revenues by category as compared to the same quarter in the prior year, partially offset by lower shrinkage and freight costs.

Gross Profit – Rental. For the first quarter, total rental gross profit dollars decreased approximately $1.0 million, or 9.7%, to $9.3 million from $10.3 million for the same period in the prior year, primarily due to a decrease in revenue. As a percentage of total rental revenue, rental gross profit increased to 65.5% for the quarter compared to 65.2% for the same period in the prior year, resulting primarily from lower depreciation and shrinkage expense. Depreciation is a function of rental asset purchases which were lower for the first quarter of fiscal 2013 than the same quarter in the last year due to lower anticipated rental revenues.

Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased for the first quarter to 38.3% from 35.8% for the same quarter in the prior year, primarily due to deleveraging resulting from lower revenues. SG&A increased approximately $0.4 million during the quarter, or 1.0%, to $41.7 million compared to $41.3 million for the same quarter last year. The increase results from $1.4 million in severance charges from a corporate restructuring that was initiated in February 2013 and recognized during the first quarter of fiscal 2013, partially offset by a $0.4 million reduction in depreciation expense, a $0.3 million reduction in store advertising costs and a $0.2 million reduction in store supplies costs.

Interest Expense. For both the first quarter of fiscal 2013 and fiscal 2012, interest expense was approximately $0.3 million, as interest rates for both periods averaged 2.5%.

Income Tax Expense. As the Company has a net operating loss and a net deferred tax asset, which has been offset by a full valuation allowance at the end of fiscal 2011, there is no tax liability, with the exception of Texas state income tax; therefore, the effective tax rate for the first quarter of fiscal 2013 is (2.7%). The valuation allowance is approximately $11.8 million as of April 30, 2013. We reassess the valuation quarterly, and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly.

Stock Repurchase

During the first quarter of fiscal 2013, we purchased a total of 11,700 shares of common stock at a cost of $27,552 or $2.35 per share. We purchased these shares as part of a stock repurchase program originally announced in September 2001 and subsequently extended and expanded. As of April 30, 2013 a total of $5.7 million remained available under the stock repurchase program.

Store Activity

Since March 18, 2013, which was the last date we reported store activity, we have the following activity to report.

•	Store closed in Huntsville, Texas during April 2013.

Safe Harbor Statement

This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; the effect of inclement weather on the ability of consumers to reach our stores; the “sequester” and related governmental spending and budget matters; and other factors which may be outside of the company’s control. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, and trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 134 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate three concept stores, Sun Adventure Sports, located in Amarillo, Texas and Lubbock, Texas, and TRADESMART, located in Littleton, Colorado.

We also operate www.goHastings.com, an e-commerce Internet web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets

(Dollars in thousands)

	April 30,	April 30,	January 31,
	2013	2012	2013
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,532	$5,590	$3,730
Merchandise inventories, net	146,364	144,936	145,337
Prepaid expenses and other current assets	11,230	12,746	10,427

Total current assets	161,126	163,272	159,494
Rental assets, net	10,677	11,207	11,353
Property and equipment, net	30,035	37,201	32,099
Intangible assets, net	244	244	244
Other assets	668	2,347	2,792

Total assets	$202,750	$214,271	$205,982

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$58,084	$56,522	$54,928
Accrued expenses and other current liabilities	30,471	26,534	27,396

Total current liabilities	88,555	83,056	82,324
Long-term debt, excluding current maturities Deferred income taxes	36,476 53	35,930 45	41,805 50
Other liabilities	5,842	8,310	7,828
Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,396	36,395	36,375
Retained earnings	56,436	71,843	58,642
Accumulated other comprehensive income	309	188	247
Treasury stock, at cost	(21,436)	(21,615)	(21,408)

Total shareholders’ equity	71,824	86,930	73,975

Total liabilities and shareholders’ equity	$202,750	$214,271	$205,982

Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended April 30,
	2013	2012
	(unaudited)	(unaudited)
Merchandise revenue	$94,800	$99,519
Rental revenue	14,213	15,826
Gift card breakage revenue	114	142

Total revenues	109,127	115,487
Merchandise cost of revenue	64,433	67,529
Rental cost of revenue	4,903	5,515

Total cost of revenues	69,336	73,044

Gross profit	39,791	42,443
Selling, general and administrative expenses	41,745	41,290

Operating income (loss)	(1,954)	1,153
Other income (expense):
Interest expense, net	(263)	(278)
Other, net	70	24

Income (loss) before income taxes	(2,147)	899
Income tax expense	59	66

Net income (loss)	$(2,206)	$833

Basic income (loss) per share	$(0.27)	$0.10

Diluted income (loss) per share	$(0.27)	$0.10

Weighted-average common shares outstanding:
Basic	8,143	8,263
Dilutive effect of stock awards	—	10

Diluted	8,143	8,273

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the Three Months Ended April 30,
	2013	2012
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(2,206)	$833
Adjustments to reconcile net income (loss) to net cash provided by operations:
Rental asset depreciation expense	1,160	1,668
Purchases of rental assets	(2,281)	(2,930)
Property and equipment depreciation expense	3,372	3,781
Deferred income taxes	3	3
Loss on rental assets lost, stolen and defective	24	224
Loss on disposal or impairment of property and equipment, excluding rental assets	16	77
Non-cash stock-based compensation	22	164
Changes in operating assets and liabilities:
Merchandise inventories	746	8,894
Other current assets	(804)	2,483
Trade accounts payable	3,917	2,309
Accrued expenses and other current liabilities	3,076	384
Other assets and liabilities, net	198	(265)

Net cash provided by operating activities	7,243	17,625

Cash flows from investing activities:
Purchases of property, equipment and improvements	(1,324)	(1,609)

Net cash used in investing activities	(1,324)	(1,609)

Cash flows from financing activities:
Net repayments under revolving credit facility	(5,328)	(17,349)
Purchase of treasury stock	(28)	(194)
Change in cash overdraft	(761)	2,945

Net cash used in financing activities	(6,117)	(14,598)

Net increase/(decrease) in cash and cash equivalents	(198)	1,418
Cash and cash equivalents at beginning of period	3,730	4,172

Cash and cash equivalents at end of period	$3,532	$5,590

Balance Sheet and Other Ratios ( A )

(Dollars in thousands, except per share amounts)

	April 30, 2013	April 30, 2012
Merchandise inventories, net	$146,364	$144,936
Inventory turns, trailing 12 months ( B )	1.62	1.84
Long-term debt	$36,476	$35,930
Long-term debt to total capitalization ( C )	33.7%	29.2%
Book value ( D )	$71,824	$86,930
Book value per share ( E )	$8.82	$10.51

	Three Months Ended April 30,
	2013	2012
Comparable-store revenues ( F ):
Total	-4.7%	-6.3%
Merchandise	-4.0%	-4.3%
Rental	-9.0%	-16.5%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.
(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.
(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).
(D)	Defined as total shareholders’ equity.
(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the three months ended April 30, 2013 and 2012, respectively.
(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Gift card breakage revenues are not included, and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.

Use of Non-GAAP Financial Measures

The Company is providing EBITDA and adjusted EBITDA as supplemental non-GAAP financial measures regarding the Company’s operational performance. The Company evaluates its historical and prospective financial performance, and its performance relative to its competitors, by using such non-GAAP financial measures. Specifically, management uses these items to further its own understanding of the Company’s core operating performance, which management believes represents the Company’s performance in the ordinary, ongoing and customary course of its operations. Therefore, management excludes from core operating performance those items, such as those relating to restructuring, investing, stock-based compensation expense and non-cash activities that management does not believe are reflective of such ordinary, ongoing and customary activities.

The Company believes that providing this information to its investors, in addition to the presentation of GAAP financial measures, allows investors to see the Company’s financial results “through the eyes” of management. The Company further believes that providing this information allows investors to both better understand the Company’s financial performance and to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Free Cash Flow

Management defines free cash flow as net cash provided by operating activities for the period less purchases of property, equipment and improvements during the period. Purchases of property, equipment and improvements during the period are netted with any proceeds received from insurance on casualty loss that are directly related to the reinvestment of new capital expenditures. The following table reconciles net cash provided by operating activities, a GAAP financial measure, to free cash flow, a non-GAAP financial measure (in thousands):

	Three months ended April 30,
	2013	2012
Net cash provided by operating activities	$7,243	$17,625
Purchase of property, equipment and improvements, net	(1,324)	(1,609)

Free cash flow	$5,919	$16,016

EBITDA and Adjusted EBITDA

EBITDA is defined as net income (loss) before interest expense (net), income tax expense (benefit), property and equipment depreciation expense, and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding gift card breakage revenue and stock-based compensation expense. The following table reconciles net income (loss), a GAAP financial measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures (in thousands):

	Three months ended April 30,
	2013	2012
Net income	$(2,206)	$833
Adjusted for
Interest expense, net	263	278
Income tax expense	59	66
Property and equipment depreciation expense	3,372	3,781

EBITDA	1,488	4,958
Gift card breakage revenue	(114)	(142)
Non-cash stock-based compensation	22	164

Adjusted EBITDA	$1,396	$4,980